UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 16, 2018

AquaBounty Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36426	04-3156167
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Mill & Main Place, Suite 395, Maynard, Massachusetts	01754
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	978-648-6000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company     ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐
Item 1.01  Entry into a Material Definitive Agreement.
Effective October 16, 2018, AQUA Bounty Canada Inc. (“ABC”), a wholly owned subsidiary AquaBounty Technologies, Inc. (the “Registrant”), entered into an amended credit facility (the “Credit Facility”) with Prince Edward Island Century 2000 Fund Inc., a corporation of the Ministry of Economic Development and Tourism for Prince Edward Island, Canada (“PEI Century

Fund”), pursuant to the terms of a new offer letter issued on July 10,2018 (the “Offer Letter”). ABC originally entered into the Credit Facility on August 8, 2016, to partially finance the purchase of the assets of the former Atlantic Sea Smolt plant in Rollo Bay West on Prince Edward Island (the “Rollo Bay Facility”) through a secured term loan of CA$717,093 (US$ 547,142) (the “Existing Loan”). The Offer Letter provides for an additional secured term loan of up to CA$2.0 million (US$1.6 million) solely for the purpose of continuing construction of two buildings at the Rollo Bay Facility (the “New Loan”). Each of the Existing Loan and the New Loan are evidenced by a Negotiable Promissory Note (together, the “Promissory Notes”).
Each of the Existing Loan and the New Loan bears interest at a rate of 4% of its outstanding principal balance, compounded annually, and is repaid through equal monthly payments through its respective maturity date of July 1, 2021, and October 1, 2023, when all outstanding principal and interest under the applicable loan becomes due and payable. Monthly payments are CA$4,333.01 (US$3,336.42) under the Existing Loan and CA$12,119.61 (US$9,332.10) under the New Loan. Provided that it is not then in default, ABC may prepay amounts outstanding under each of the Existing Loan and the New Loan, in whole or in part, at any time without notice, bonus, or penalty; any prepayment would effect a permanent reduction in the amount of the applicable loan.
ABC has entered into a General Security Agreement (the “Security Agreement”) and granted two Collateral Mortgages (the “Mortgages”) to secure its obligations under the Credit Facility. The Security Agreement grants a first security interest in all present and after-acquired personal property of ABC, and the Mortgages grant first security interests in the buildings and land of the Rollo Bay Facility and ABC’s hatchery in Fortune, Prince Edward Island. In addition, the Registrant has entered into a Guarantee (the “Guarantee”) to further secure the obligations of ABC under the Credit Facility.
The Offer Letter contains customary representations, warranties, and affirmative and negative covenants, including, without limitation, certain covenants and limitations regarding maintenance of insurance; capital expenditures and lease payments; payments to the Registrant or related persons; changes in the nature, structure, or ownership of the business; annual delivery of financial statements; compliance with laws; continuation of business; maintenance of properties; payment of taxes; and notification of violation of environmental laws or permits.
The Offer Letter contains customary events of default, including, without limitation, nonpayment of principal, interest, or other amounts under any loan from PEI Century Fund; failure to perform or observe covenants within a specified period of time; inaccuracy of representations and warranties; bankruptcy and insolvency defaults; inability to pay debts; assignment for the benefit of creditors; cessation of business in Prince Edward Island; and winding up or liquidation of ABC. Upon the occurrence and continuance of an event of default, PEI Century Fund may declare the loans and all the other obligations under the Credit Facility immediately due and payable.
The foregoing summary of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Offer Letter, the Notes, the Mortgages, the Security Agreement, and the Guarantee, which the Registrant intends to file as exhibits to its Quarterly Report on Form 10-Q for the quarter ending September 30, 2018.
Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 above is hereby incorporated by reference in its entirety into this Item 2.03.
Item 7.01  Regulation FD Disclosure.
On October 16, 2018, the Company issued a press release announcing entry into the amended Credit Facility. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.
The information included in this Current Report on Form 8-K pursuant to Item 7.01, including Exhibit 99.1 attached hereto, is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as expressly set forth by specific reference in such filing.
Item 9.01  Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Press release issued by AquaBounty Technologies, Inc. on October 16, 2018, furnished herewith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AquaBounty Technologies, Inc.
(Registrant)
October 16, 2018	/s/ David A. Frank
David A. Frank
Chief Financial Officer
EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by AquaBounty Technologies, Inc. on October 16, 2018, furnished herewith.